EXHIBIT 10.2

FORM OF

NONCOMPETE AGREEMENT

THIS NONCOMPETE AGREEMENT (this “Agreement”) dated as of July 21, 2005, is between SCBT Financial Corporation, a South Carolina corporation (the “Company”), and Thomas Bouchette (the “Restricted Party”).

WHEREAS, pursuant to the Agreement and Plan of Merger dated July 21, 2005 (the “Merger Agreement”), between Sun Bancshares, Inc. (“Sun”), a South Carolina bank holding company, and the Company, the Company has agreed to acquire all the issued and outstanding capital stock of Sun (the “Merger”) pursuant to the terms and conditions of the Merger Agreement.

WHEREAS, Restricted Party is presently the Chief Executive Officer of Sun, and the Company and the Restricted Party have agreed that upon the consummation of the Merger, Restricted Party shall become an employee of the Company.

WHEREAS, one of the conditions to the Company’s obligation to consummate the acquisition is that Restricted Party enters into a noncompete agreement with the Company to restrict the Restricted Party during his employment with Company and for a period of one year thereafter.

WHEREAS, in order to induce the Company to consummate the Merger Agreement, and in consideration of the sum of $103,000, the undersigned is entering into this Agreement with the Company in order to preserve for the benefit of the Company the valuable rights that are being acquired by the Company pursuant to the Merger Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements set forth in this Agreement, and other good and valuable consideration the receipt, mutuality and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Nonrecruitment and Nonsolicitation Covenants.

(a)           Nonrecruitment of Employees.  Restricted Party hereby agrees that, during his employment with the Company and for a period of one year after his resignation or removal or otherwise ceasing to be an employee of the Company, except as required by law, Restricted Party shall not, without the prior written consent of the Company’s Chief Executive Officer, which consent may be withheld at the sole discretion of the Company’s Chief Executive Officer, directly or indirectly solicit or recruit for employment or encourage to leave employment with Company, any of Company’s Affiliates on his own behalf or on behalf of any other Person other than Company or any of Company’s Affiliates, any employee of Company, or any of Company’s Affiliates with whom Restricted Party worked during Restricted Party’s services as an employee of Sun, any of Sun’s Affiliates, and who performed services for Sun, Company or any of their Affiliates’ customers and who has not thereafter ceased to be employed by Sun, Company or any of their Affiliates for a period of not less than one year.

(b)           Nonsolicitation of Customers.  Restricted Party hereby agrees that, during his employment with the Company and for a period of one year after his resignation or removal or otherwise ceasing to be an employee of the Company, except as required by law, Restricted Party shall not, without the prior written consent of the Company’s Chief Executive Officer, which consent may be withheld at the sole discretion of Company’s Chief Executive Officer, directly or indirectly, on behalf of himself or of anyone other than Company or any Affiliate, solicit or attempt to solicit for the purpose of providing any Business Activities (as defined in Section 1(c)) to any customer of Sun, Company or any of their Affiliates whom Restricted Party actively solicited or with whom Restricted Party worked, or otherwise had material contact, in the course of Restricted Party’s service as a employee of Sun or the Company.

(c)           Noncompetition.  Restricted Party hereby agrees that, during his employment with the Company and for a period of one year after his resignation or removal or otherwise ceasing to be an employee of the Company, except as required by law, Restricted Party shall not, without the prior written consent of Company’s Chief Executive Officer, which consent may be withheld at the sole discretion of Company’s Chief Executive Officer, engage or participate in, or prepare or apply to commence, any Business Activities with, for or on behalf of any new financial institution as a director, consultant, officer, employee, agent or shareholder of, or on behalf of any other Person, business or enterprise that competes with Company or any of Company’s Affiliate with respect to Business Activities.  For purposes of this Section 1(c), “Business Activities” shall be any business activities conducted by Company, Sun or any of their Affiliates, which consist of commercial or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, internet or electronic banking, automated teller machines, IRA and retirement accounts, mortgage loans, and home equity lines of credit.  Nothing in this Section 1(c) shall prohibit Restricted Party from acquiring or holding, for investment purposes only, less than 5% of the outstanding securities of any corporation which may compete directly or indirectly with Sun, Company or any of their Affiliates or preclude Restricted Party from continuing any Business Activities conducted as of the date hereof.

(d)           Geographic Scope.  The restrictions on competition set forth in Section 1 shall only apply to Horry County and Georgetown County, South Carolina, defined for the purposes of this Agreement as the “Restricted Area.”  However, the restrictions are intended to apply only with respect to personal activities of Restricted Party within the Restricted Area and shall not deemed to apply if Restricted Party is employed by an entity that has branch offices within the Restricted Area but Restricted Party does not personally work in or have any business contacts with persons in the Restricted Area.

(e)           Enforceability of Covenants.  Restricted Party acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business.  Restricted Party acknowledges that each of the Company and its Affiliates have a current and future expectation of business within the Restricted Area and from the current and proposed customers of Sun that are derived from the acquisition of Sun by Company.  Restricted Party acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein.  Restricted Party agrees that his position as employee of the Company, involves duties and authority relating to all aspects of the Business Activities and all of the Restricted Area.  Restricted Party further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade or business, or from becoming gainfully employed.  Restricted Party and Company agree that Restricted Party’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of the Company to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant.  Restricted Party and Company agree that if any portion of the foregoing covenants is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law.  Restricted Party acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to the Company and its Affiliated Companies and that Company will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, in any federal or state court of competent jurisdiction in South Carolina without the necessity of posting any bond or security (all of which are waived by the Restricted Party), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.

2.             Extension of Term of Restrictions.  If the Restricted Party violates any of the restrictions set forth in Section 1 of this Agreement, the duration of such restriction shall be extended by a number of days equal to the number of days in which the Restricted Party shall have been determined to be or shall have admitted to being in violation of such restriction.

3.             Remedies.  The Restricted Party acknowledges and agrees that great loss and irreparable damage would be suffered by the Company if the Restricted Party should breach or violate any of the terms or provisions of the covenants and agreements set forth in Section 1 of this Agreement.  The Restricted Party further acknowledges and agrees that each of these covenants and agreements is reasonably necessary to protect and preserve the interests of the Company and agrees that money damages for any breach of such provisions by the Restricted Party are impossible to measure and that the Restricted Party or any of the Restricted Party’s affiliates, as the case may be, will, to the extent permitted by law, waive in any proceeding initiated to enforce such sections any claim or defense that an adequate remedy at law exists.  The existence of any claim, demand, action or cause of action against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants or agreements in this Agreement; provided, however, that nothing in this Agreement shall be deemed to deny the Restricted Party the right to defend against this enforcement on the basis that the Company has no right to its enforcement under the terms of this Agreement.  The remedies of a party provided in this Agreement are cumulative and shall not exclude any other remedies to which any party may be lawfully entitled under this Agreement or applicable law, and the exercise of a remedy shall not be deemed an election excluding any other remedy (any such claim by the other party being hereby waived).

4.             Severability; Reformation.  The Restricted Party agrees that the covenants and agreements contained in Section 1 of this Agreement are the essence of this Agreement; that each of these covenants was agreed to by the Company and the Restricted Party as a part of the transaction contemplated by the Merger Agreement; that the Restricted Party has received good, adequate and valuable consideration for each of these covenants; that each of these covenants is reasonable and necessary to protect and preserve the interests and properties of the Company and its Business Activities; that the Company will be engaged in and throughout the Restricted Area; that a competing business could be engaged in from any place in the Restricted Area; and, therefore, that the Company has a legitimate business interest in restricting the Restricted Party’s activities throughout the Restricted Area; that irreparable loss and damage will be suffered by the Company should the Restricted Party breach any of these covenants and agreements; that each of these covenants and agreements is separate, distinct and severable not only from the other covenants and agreements but also from the remaining provisions of this Agreement; and that the unenforceability of any covenants or agreements shall not affect the validity or enforceability of any of the other covenants or agreements or any other provision or provisions of this Agreement.  If any of the provisions of Section 1 of this Agreement shall ever be deemed to exceed the time, activity or geographic limitations permitted by applicable law, then such provisions shall be and hereby are reformed to the maximum time, activity or geographical limitations permitted by applicable law.

5.             Consideration.  The Company shall, upon execution of this Agreement, pay to the Restricted Party the sum of $103,000 in consideration for the undersigned entering into this Agreement with the Company.

6.             Agreement Contingent upon Consummation of Merger.  In the event that the Merger has not been consummated on or before March 31, 2006, the terms and restrictions contained of this Agreement shall be null and void and of no force and effect.

7.             Notices.  Notices or other communications required or permitted hereunder shall be in writing and sufficient if delivered personally, by facsimile transmission, or by registered or certified mail, postage pre-paid, if to the Company, at the addresses set forth below (or at such other address as may be provided hereunder), and if to the Restricted Party, to the address set forth underneath the Restricted Party’s signature below, and shall be deemed to have been delivered as of the date so delivered.

The Company:	SCBT Financial Corporation
P.O. Box 1030
Columbia, SC 29202
Facsimile Number: (803) 765-1966
Attention: Robert R. Hill, Jr.

Copy to Counsel:	Nelson Mullins Riley & Scarborough
Poinsett Plaza, Suite 9000
104 South Main Street
Greenville, SC 29601
Facsimile Number: (864) 250-2356
Attention: Neil E. Grayson

8.             Miscellaneous.  (a)  This Agreement supersedes all prior negotiations, agreements and understandings between the parties, constitutes the entire agreement between the parties as to the subject matter of this Agreement, and may not be altered or amended except in writing signed by the parties.

(b)  The Company may assign its rights under this Agreement without notice to the Restricted Party pursuant to any merger or consolidation involving the Company or pursuant to a sale of all or substantially all of the assets of the Company and, in such event, the rights and obligations of the Company shall inure to the benefit of, shall be binding upon, and shall be enforceable by such assignee.

(c)           The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such party to enforce the same with respect to such failure to perform such provision or any subsequent failure to so perform, and no waiver by any party of any provision (or of a breach of any provision) of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed either as a further or continuing waiver of any such provision (or breach of any such provision) or as a waiver of any other provision (or of a breach of any other provision) of this Agreement.

(d)           This Agreement may be executed in several counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.

(e)           This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of South Carolina without regard to those involving conflicts of laws.

(f)            All capitalized terms not defined in this Agreement shall have the meaning ascribed to them in the Merger Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties, under seal, as of the date first above written.

SCBT FINANCIAL CORPORATION
Attest:

By:
Secretary	Name:
Title:

[SEAL]

As to the Restricted Party, signed and sealed in the presence of:

Notary Public for the State of South Carolina	Thomas Bouchette
My commission expires:

Address for Notices: